William D. Chapman Director, Investor Relations and External Communications 847-535-0881 www.grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 www.grainger.com

GRAINGER REPORTS EPS OF 67 CENTS FOR 2003 FOURTH QUARTER
AND $2.46 FOR THE YEAR

CHICAGO, January 29, 2004 – Grainger (NYSE: GWW) today reported earnings per diluted share of $2.46 for the year ended December 31, 2003, up 10 percent versus $2.24 in 2002. Sales for 2003 at $4.7 billion were flat versus 2002. Net earnings for the year were $227 million, up 7 percent versus $212 million in 2002. The year 2002 included a goodwill impairment charge of $0.26 per share and $0.04 per share of non-operating gains from the sale of investment securities.

Sales in the 2003 fourth quarter were $1.2 billion, up 3 percent versus the prior year fourth quarter. Net earnings of $62 million were down 1 percent versus $63 million in the 2002 fourth quarter. Earnings per share were $0.67 in both periods.

“It was a solid year from an operations perspective,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “We opened two new distribution centers, retrofitted three others, generated operating cash flow of $395 million and completed the acquisition of Gempler’s.” Keyser added, “Looking forward, we are excited about our growth programs that will extend our reach into key markets by investing in bigger, better positioned branches, improved sales force coverage and greater product availability.  We continue to project earnings per share of $2.45 to $2.70 in 2004.”

W.W. Grainger, Inc. — 2003 fourth quarter/twelve months results

Branch-based Distribution
Sales in the Branch-based Distribution segment increased by 3 percent in the 2003 fourth quarter, led by Canada and Mexico, while sales in the United States were essentially flat. A weak U.S. dollar contributed to Canada’s 23 percent increase in sales for the quarter. In local currency, this business experienced 3 percent growth. Sales in Mexico were up 2 percent driven by increased telesales and the expansion of two branches in key markets.

In the United States, 10 percent sales growth to government accounts was offset by continued weakness in other customer segments for both the 2003 fourth quarter and the year. Sales processed through grainger.com increased 15 percent to $124 million from $108 million in 2002. For the full year, Internet sales were $479 million, up 14 percent versus $420 million in 2002.

Operating earnings for the quarter were flat, a result of increased sales offset by higher operating expenses, including approximately $10 million in severance and other costs resulting from the company’s ongoing cost reduction efforts.

Lab Safety Supply
Sales for Lab Safety increased 16 percent for the quarter. This growth was attributed to the Gempler’s acquisition; excluding Gempler's, Lab Safety was flat.  Strong December sales reflected Gempler’s participation as a supplier in a customer loyalty program, Harvest Partners. Lab Safety sales to customers in the forestry and environmental markets were up while sales to manufacturing customers were soft. Operating earnings were up 4 percent due to improved gross profits, partially offset by increased catalog media expenses and higher warehousing costs related to Gempler’s.

W.W. Grainger, Inc. — 2003 fourth quarter/twelve months results

Integrated Supply
Sales for Grainger Integrated Supply were down 3 percent for the quarter due to six site disengagements and lower volumes from existing customers partially offset by incremental sales at seven new customer locations. Operating earnings in the quarter for this segment were $0.5 million versus $1.7 million in the 2002 fourth quarter, the result of lower management fees and a higher provision for bad debts.

Other
The 2003 quarter included $1.9 million in expense for the write-down of investments in two Asian joint ventures. The effective tax rate for the quarter was 40.9 percent in both years.

Inventory for the year declined by $60 million. This decline consisted of approximately $80 million due primarily to efficiencies from the redesigned logistics network, partially offset by a $20 million revaluation from foreign exchange fluctuations.  The company repurchased 918,300 shares of stock, including 443,600 shares in the fourth quarter. Capital expenditures for 2003 were $80 million as spending for information technology and facility-related projects came in below expectations.

W.W.  Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

W.W. Grainger, Inc. — 2003 fourth quarter/twelve months results

Comments Regarding Emerging Issues Task Force Issue 02-16
Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”, was issued by the EITF in November 2002 with transition provisions subsequently issued in January 2003. The January 2003 transition rules stated that Issue 02-16 would apply to all agreements entered into or significantly modified after December 31, 2002.

The Company’s accounting treatment for vendor provided funds is consistent with Issue 02-16, with the exception of vendor funded advertising allowances. Grainger has accounted for these allowances as an offset to advertising expenses. Under Issue 02-16, this method is allowable if the allowances are for specific, identifiable and incremental costs incurred by Grainger in marketing the vendor’s products. During 2003, Grainger provided numerous advertising programs to promote its vendors, including catalogs and other printed media, Internet, NASCAR racing and other direct marketing programs. Most of these programs relate to multiple vendors which makes supporting the specific, identifiable and incremental criteria a burdensome process. Based on the administrative complexity and costs to identify and track reimbursements to the exact advertising expenditure for each vendor, the Company elected to treat most vendor advertising allowances as a reduction of cost of goods sold rather than a reduction of operating (advertising) expenses. This change does not have any effect on net earnings.

Since a majority of the 2003 contracts with provisions for advertising allowances were entered into prior to December 31, 2002, the amounts reclassified in 2003 were not material. In the 2003 fourth quarter, $2.6 million was reclassified from operating expenses to cost of goods sold. For the full year 2003, the total reclassification was $7.9 million.

For 2004, as contracts are renewed, vendor allowances will be classified in cost of goods sold rather than in operating expenses. The Company will restate prior periods to maintain comparability. The Company estimates that when the year 2003 is restated in 2004, this restatement will be approximately $60 million, in addition to the amounts recognized in 2003.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives are not historical facts. They are generally identified by qualifiers such as “will extend our reach”, “looking forward”, “continue to project” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2003 fourth quarter/twelve months results

                                                CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	(In thousands of dollars except for per share amounts)
	Three Months ended December 31		Twelve Months ended December 31

	2003	2002	2003	2002

Net sales	$ 1,154,415	$ 1,120,441	$ 4,667,014	$ 4,643,898
Cost of merchandise sold	728,405	707,380	3,028,937	3,045,686

Gross profit	426,010	413,061	1,638,077	1,598,212
Warehousing, marketing, and
administrative expenses	317,821	306,259	1,251,380	1,206,996
Restructuring Charges	(564)	(1,939)	(564)	(1,939)

Operating earnings	108,753	108,741	387,261	393,155

Other income and (expense)
Interest income	1,097	1,565	3,347	4,573
Interest expense	(1,483)	(1,859)	(6,015)	(6,163)
Equity in loss of unconsolidated
entities	(408)	(985)	(2,288)	(3,025)
Equity write-down of unconsolidated
entities	(1,921)	0	(1,921)	0
Gain on sale of investment securities	0	0	1,208	7,308
Unclassified-net	(1,589)	(1,618)	(502)	1,989

Net other income and (expense)	(4,304)	(2,897)	(6,171)	4,682

Earnings before income taxes and cumulative
effect of accounting change	104,449	105,844	381,090	397,837
Income taxes	42,711	43,266	154,119	162,349

Earnings before cumulative effect of
accounting change	61,738	62,578	226,971	235,488
Cumulative effect of accounting change	0	0	0	(23,921)

Net earnings	$ 61,738	$ 62,578	$ 226,971	$ 211,567

Earnings per share before cumulative effect of
accounting change
- Basic	$ 0.68	$ 0.69	$ 2.50	$ 2.56
- Diluted	$ 0.67	$ 0.68	$ 2.46	$ 2.50

Net earnings per share
- Basic	$ 0.68	$ 0.69	$ 2.50	$ 2.30
- Diluted	$ 0.67	$ 0.67	$ 2.46	$ 2.24

Average number of shares outstanding
-Basic	90,573,905	90,687,018	90,731,013	91,982,430
-Diluted	92,097,619	92,811,657	92,394,085	94,303,497

 Supplemental financial information concerning the year ended December 31, 2003 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847/535-1544 or young.r.x@grainger.com.

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